Exhibit 10.25
To: Elliot Goldstein
From: Russell Howard
Re: Tax Equalization Agreement for 2007
Date: November 13, 2006
As an expatriate in Denmark you are subject to Danish income taxes. During the first three years of residency in Denmark, expatriates benefit from a tax holiday during which their income is taxed at a rate of 25%. Your residency in Denmark reached 3 years as of February 24, 2006. Maxygen entered an International Tax Assistance Agreement with you in 2005 to cover the period through February 2007. As we have discussed, Maxygen proposes to enter a Tax Equalization Agreement with you to cover the balance of calendar year 2007. This agreement does not provide for any tax equalization payments subsequent to December 31, 2007. Any such payments would be subject to approval of the Maxygen Board of Directors’ Compensation Committee and a separate tax equalization agreement covering the relevant period.
To provide you a net income level approximately equal to what you would receive if you were working at Maxygen, Inc. in Redwood City, CA and subject to US and California income and social taxes Maxygen will, in addition to your base salary, make the following tax equalization payments to you:

•	February 15, 2007	109,740 DKK
•	May 15, 2007	358,430 DKK
•	August 15, 2007	358,430 DKK
•	October 15, 2007	358,430 DKK
These payments constitute the entirety of your tax assistance payments from Maxygen through December 31, 2007, except with respect to any performance bonus you receive in 2007 for your performance in 2006.
Maxygen will make a separate tax equalization payment to you with respect to any performance bonus you receive for 2006 that is paid in 2007. The amount of this payment will be determined on a formula basis with the payment equal to the product of: 57.7% and the 2006 performance bonus you receive.
Receipt of tax equalization payments is dependent upon your being employed by Maxygen and being subject to Denmark income taxes on the scheduled payment date. Tax equalization payments to you will be made via the Denmark payroll and will be subject to Danish taxation.

Thank you for your continued dedication and hard work in helping Maxygen’s success. Together, we look forward to continued progress and success of the company during 2007.
Very truly yours,

/s/ Russell Howard	11/13/2006

Russell Howard Chief Executive Officer Maxygen, Inc	Date
My signature indicates that I have read and understand the above Agreement.

/s/ Elliot Goldstein	11/13/2006

Elliot Goldstein	Date